Exhibit 4.100

 The Guaranty Contract

Contract No.: SJZ0910120140044-16

Guarantor : Hebei Ruiliang Trading Co., Ltd.

Guarantee : Hua Xia Bank Shijiazhuang Jianhua Branch

Signing Date : October 8, 2014

Pledge Definition :   To ensure multiple loans Party B (Guarantee) has lent to Shijie Kaiyuan Auto Trading Group Co., Ltd., Party A (Guarantor) is willing to provide guaranty for Party B.

Maximum Amount: RMB150,000,000

Pledge Term : From July19,2015 to July18,2017